Reading International Announces

Third Quarter 2017 Results

Earnings Call Webcast to discuss 2017 Third Quarter Financial Results scheduled to post on Corporate Website on Thursday,

November 9, 2017

Los Angeles, California - (BUSINESS WIRE) November 6, 2017 – Reading International, Inc. (NASDAQ: RDI) today announced results for the third quarter and nine months ended September 30, 2017.  Basic Earnings per Share (“EPS”) were $0.07 and $1.02 for the quarter and nine months ended September 30, 2017, respectively, compared with $0.17 and $0.39 for the prior year’s periods.  Our nine-month results were positively impacted by the (i) recognition of a gain on sale of our Burwood property in Australia and (ii) receipt of insurance proceeds relating to our Courtenay Central entertainment themed center (“ETC”) in Wellington, New Zealand.

Consolidated revenues for the third quarter of 2017 decreased by 7%  (or $5.2 million) from a year ago mainly due to lower admissions and food & beverage (“F&B”) revenues, partially offset by higher real estate revenues.  The quarter’s weaker film slate compared to the prior year period’s strong industry box office negatively impacted global cinema revenues.    Our real estate segment posted increased revenues due to (i) additional settlement proceeds relating to STOMP currently playing at our Orpheum Theatre in New York, and (ii) new tenancies in our Australian real estate operations.

Consolidated revenues for the first nine months of 2017 increased by 2% ($4.9 million) due to the following:

•	higher admissions and increased food & beverage (“F&B”) revenues in our Australian cinemas, offset by lower performance of our U.S. and New Zealand cinemas;
•

the receipt of business interruption insurance proceeds of our Courtenay Central ETC in Wellington, New Zealand relating to the closure of that facility from November 2016 to March 2017, offset by lost revenues during Q1 2017; and,

•	settlement proceeds relating to STOMP.

The following table summarizes the third quarter and first nine-month results for 2017 and 2016:

	Quarter Ended			Nine Months Ended
			% Change			% Change
(Dollars in millions, except EPS)	September 30, 2017	September 30, 2016	Favorable/ (Unfavorable)	September 30, 2017	September 30, 2016	Favorable/ (Unfavorable)
Revenue	$66.1	$71.3	(7)%	$208.0	$203.0	2%
- US	33.3	34.9	(5)%	105.1	103.7	1%
- Australia	25.4	27.8	(9)%	80.6	75.4	7%
- New Zealand	7.4	8.6	(14)%	22.3	23.9	(7)%
Segment operating income (1)	$8.3	$11.5	(28)%	$31.2	$32.4	(4)%
Net income(2)	$1.6	$3.9	(60)%	$23.6	$9.1	> 100%
EBITDA (1)	$8.1	$10.9	(26)%	$49.3	$30.2	63%
Adjusted EBITDA (1)	$8.2	$10.9	(25)%	$41.2	$30.2	36%
Basic EPS (2)	$0.07	$0.17	(60)%	$1.02	$0.39	> 100%

(1) Aggregate segment operating income,  earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

Our EPS for the quarter and nine months ended September 30, 2017 decreased by $0.10 and increased by $0.63, respectively, as detailed in the table below:

	Quarter-Ended September 30, 2017		Nine-Month Ended September 30, 2017
(Dollars in thousands, except EPS)	After-tax Effect	EPS	After-tax Effect	EPS
Decrease in segment operating income	$(2,198)	$(0.10)	$(799)	$(0.03)
Impact of significant events for the period
Gain on sale of assets	--	--	6,300	0.27
Gain on insurance recoveries	--	--	8,684	0.38
Foreign currency gain on short-term advances	--	--	566	0.02
Other changes in non-segment items	(101)	(0.00)	(186)	(0.01)
Increase (Decrease) in Net Income	$(2,299)	$(0.10)	$14,565	$0.63

“During the third quarter, our global cinema business was challenged by the weaker film slate compared to the strong box office in the prior year period. We exited the quarter with positive momentum in our cinema business and are confident the segment will recover with the highly anticipated film slate for the winter holiday season,” said Ellen Cotter, Chair, President and Chief Executive Officer. “Our real estate segment generated solid results and we made progress on a number of development projects during the quarter. Looking forward, we believe that Reading is well-positioned to drive long-term stockholder value as we continue developing our real estate portfolio and executing our global cinema strategy to elevate the guest experience.”

COMPANY HIGHLIGHTS

•

Operating Results. Revenues for the third quarter of 2017 were $66.1 million compared with $71.3 million in the third quarter of 2016.  Both the commercial and specialty box office were down considerably against the prior year.  While the film slate in the first two months of the third quarter was disappointing, September 2017, which is typically the weakest month of the year, showed a return to strength with the film “It” being a standout.  Our US and Australia box office revenues performed well relative to the industry.    We expect the global cinema business in the fourth quarter of 2017 to recover with such heralded films, such as Thor: Ragnarok, Justice League and Star Wars: The Last Jedi.

•	Cinema activities:
▪

In June 2017, we entered into an agreement to lease a 5-screen Reading Cinema located in the City of Traralgon in Victoria, Australia.  The Traralgon Central Business District site is being redeveloped to include additional dining, bar, hotel and cinema facilities.  That cinema is anticipated to open in the fourth quarter of 2019.

•	Real estate activities
▪

Union Square Redevelopment (New York, U.S.) – construction is currently proceeding on time and on budget. We anticipate the re-developed property will be ready for retail fit-out during the third quarter of 2018.    Retail and office leasing interest to date has been strong and we are currently in discussions with quality tenants.    For the nine months ended September 30, 2017, we have invested $13.4 million in new capital expenditures, bringing our total investment in the project to $28.1  million  (including direct costs incurred in obtaining the Union Square construction financing).

▪

Cinema 1,2,3 Redevelopment (New York, U.S.) – in June 2017, we entered into an exclusive dealing and pre-development agreement with our adjoining neighbors, 260-264 LLC, to jointly develop the properties, currently home to Cinemas 1,2,3 and Anassa Taverna. Under the terms of the agreement, Reading and 260-264 LLC will work together on a comprehensive mixed-use plan to co-develop the properties located on 3rd Avenue, between 59th Street and 60th Streets, in New York City. The parties have completed an initial feasibility study, analyzing various retail, entertainment and residential uses for the site and are working on the terms of a final agreement for the development of the combined property.

▪

Newmarket Expansion (Brisbane, Australia) –  in the third quarter of 2016, we commenced the construction on our expansion project at Newmarket Village, with a projected opening in December 2017. This expansion project includes the addition of an eight-screen Reading Cinemas with a  Titan LUXE screen, approximately 10,170 square feet of additional F&B retail space, and a  further  124 parking spaces.  We have entered into heads of agreement to lease all of this new space.  We have invested $14.5 million in capital expenditures during the first nine months of 2017, bringing our total investment in the project to $17.0 million.

▪

Courtenay Central Redesign/Expansion/Temporary closure and related insurance settlement (Wellington, New Zealand) –  we received a  final insurance settlement of $20.0 million from our Insurer in May 2017, effectively taking us to the $25.0 million earthquake coverage sub-limit.  While no assurances can be given, we are currently investigating the possibility of further recovery under other insurance policies which may be available to us.  During the second quarter ended June 30, 2017, we recognized a total gain of $10.7 million (NZ$14.8 million), $1.5 million (NZ$2.1 million) of which represented recovery on our lost business profits during the period of closure (November 2016 to March 2017) under our business interruption policy.  While the earthquake has slowed the redevelopment activities in progress at that location, the demolition of the parking structure has opened additional expansion opportunities for our Courtenay Central ETC.

▪

Settlement of Burwood Property apportioned sale (Melbourne Suburban,  Victoria, Australia) –  Frasers, the buyer of our Burwood Property, completed the sale of 6.0 acres of the total 50.6 acre undeveloped parcel to a third party in June 2017.  As a result, we collected an amount equal to $16.5 million (AU$21.8 million) representing 90% of the net sales price of that parcel sale and we recorded the full gain on our original sale transaction of $9.4 million (AU$12.5 million) during the second quarter of 2017.  The remaining receivable of $28.8 million (AU$36.7 million) is due on or before December 31, 2017.

•	Corporate Matters
▪	The 2017 Annual Stockholders’ Meeting of the Company is scheduled for tomorrow, November 7, 2017.
▪	On March 2, 2017, our Board of Directors authorized Management to repurchase up to $25,000,000 of our Class A Common Stock.

SEGMENT RESULTS

The following table summarizes the third quarter and first nine months segment operating results for 2017 and 2016:

	Quarter Ended			Nine Months Ended
			% Change			% Change
(Dollars in thousands)	September 30, 2017	September 30, 2016	Favorable/ (Unfavorable)	September 30, 2017	September 30, 2016	Favorable/ (Unfavorable)
Segment revenue
Cinema
United States	$32,199	$34,201	(6)%	$101,858	$101,275	1%
Australia	22,902	25,551	(10)%	73,284	68,968	6%
New Zealand	6,958	8,073	(14)%	20,920	22,336	(6)%
Total	$62,059	$67,825	(9)%	$196,062	$192,579	2%
Real estate
United States	$1,179	$731	61%	$3,223	$2,423	33%
Australia	3,794	3,480	9%	11,228	10,111	11%
New Zealand	1,063	1,179	(10)%	3,016	3,427	(12)%
Total	$6,036	$5,390	12%	$17,467	$15,961	9%
Inter-segment elimination	(2,008)	(1,900)	(6)%	(5,575)	(5,518)	(1)%
Total segment revenue	$66,087	$71,315	(7)%	$207,954	$203,022	2%
Segment operating income
Cinema
United States	$693	$2,041	(66)%	$4,790	$7,063	(32)%
Australia	4,896	5,931	(17)%	16,812	14,838	13%
New Zealand	1,114	1,754	(36)%	3,979	4,635	(14)%
Total	$6,703	$9,726	(31)%	$25,581	$26,536	(4)%
Real estate
United States	$55	$122	(55)%	$350	$299	17%
Australia	1,445	1,203	20%	4,403	4,176	5%
New Zealand	49	430	(89)%	847	1,369	(38)%
Total	$1,549	$1,755	(12)%	$5,600	$5,844	(4)%
Total segment operating income (1)	$8,252	$11,481	(28)%	$31,181	$32,380	(4)%

    (1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Third Quarter Results:

Cinema segment operating income decreased by 31%, or $3.0  million, to $6.7 million for the quarter ended September 30, 2017 compared to September 30, 2016, primarily driven by lower admissions and food & beverage (“F&B”) revenues across our three geographic markets, in line with global cinema industry performance.   Refer below for the revenue highlights by country:

•	The quarter revenue in the United States decreased by 6%, or $2.0 million, due to a 12% decrease in attendance and a slight increase in average ticket prices (“ATP”).
•	Australia’s cinema revenue decreased by 10%, or $2.6 million, primarily due to a 14% decrease in attendance and slight decrease in ATP.
•	In New Zealand, our cinema revenue decreased by 14%, or $1.1 million, as a result of the 14% decrease in attendance and decrease in ATP.

The top three grossing films for the third quarter 2017 were “Spider-Man: Homecoming”, “It”, and “Dunkirk” representing approximately 29% of Reading’s worldwide admission revenues for the quarter.   The top three grossing films in the third quarter of 2016 for Reading’s worldwide cinema circuits were “Suicide Squad”, “The Secret Life of Pets”, and “Finding Dory”, which represented approximately 25% of Reading’s admission revenues for the third quarter of 2016.

Nine-Month Results:

Cinema segment operating income decreased by 4%, or $955,000, to $25.6 million for the nine months ended September 30, 2017 compared to September 30, 2016, primarily driven by lower admissions and F&B revenues for our US and New Zealand operations.  The higher operating performance of our Australia cinemas and the favorable foreign currency movements of our foreign operations helped to offset these negative trends.    Refer below for the revenue highlights by country:

•	The revenue in the United States remained flat with a minimal increase of 1%, or $583,000, due to the offsetting impact of a 5% decrease in attendance and a 4% increase in ATP.
•	Australia’s cinema revenue increased by 6%, or $4.3 million, primarily due to a 7% increase in attendance, offset by a decrease in ATP.
•

In New Zealand, cinema revenue decreased by 6%, or $1.4 million, mainly due to 10% reduction in attendance and a modest decrease in ATP and the impact of the temporary closure of Courtenay Central Cinemas during the 1st Quarter of 2017 (which re-opened in late March 2017).  These were offset, in part, by the business interruption insurance proceeds recognized in the 2nd Quarter of 2017.

The top three grossing films for the first nine months of 2017 were “Beauty and the Beast”, “Wonder Woman”, and “Guardians of the Galaxy Vol. 2” representing approximately 14% of Reading’s worldwide admission revenues, compared to the top three grossing films a year ago: “Finding Dory”, “Deadpool”, and “Suicide Squad”, which represented approximately 13% of our admission revenues for the same period in 2016.

Real Estate

Third Quarter Results:

Real estate segment operating income decreased by 12%, or $206,000, to $1.5 million for the quarter ended September 30, 2017 compared to September 30, 2016, primarily attributable to (i) operating expenses on our Corporate Headquarters in Los Angeles, and (ii) increase in general & administrative (“G&A”) expenses due to an expansion of our in-house real estate team in Australia and New Zealand.  These were offset by (i) the STOMP settlement proceeds received ($468,000) as part of a legal settlement and (ii) increases in property rental income relating to new tenancies in our Australian operations.   We would expect our Real Estate segment operating income to benefit once we lease the remaining 50% unoccupied space of our LA Headquarters Building to third parties.

Nine-Month Results:

Real estate segment operating income decreased slightly by 4%, or $244,000, to $5.6 million for the nine months ended September 30, 2017 compared to September 30, 2016, primarily attributable to the offsetting effects of the following:

•	increases in our operating and G&A expenses relating to our Corporate Headquarters in Los Angeles and expansion of our real estate activities in Australia and New Zealand, offset by:
•

gain on business interruption insurance recoveries claim for the Courtenay Central ETC recognized during the 2nd quarter of 2017 ($688,000, but reduced by lost profits from having Courtenay Central ETC closed during the 1st Quarter of 2017); and,

•	the STOMP settlement as part of the legal settlement ($1.1 million) recorded within Live Theatre’s other operating revenues.

CONSOLIDATED AND NON-SEGMENT RESULTS

The third quarter and first nine-month consolidated and non-segment results for 2017 and 2016 are summarized as follows:

	Quarter Ended			Nine Months Ended
			% Change			% Change
(Dollars in thousands)	September 30, 2017	September 30, 2016	Favorable/ (Unfavorable)	September 30, 2017	September 30, 2016	Favorable/ (Unfavorable)
Segment operating income	$8,252	$11,481	(28)%	$31,181	$32,380	(4)%
Non-segment income and expenses:
General and administrative expense	(4,506)	(4,769)	6%	(13,931)	(14,693)	5%
Interest expense, net	(1,663)	(1,553)	(7)%	(5,310)	(5,190)	(2)%
Gain on sale of assets	--	--	n/a	9,417	393	> 100%
Gain on insurance recoveries	--	--	n/a	9,217	--	100%
Others	117	86	nm	1,270	398	> 100%
Total non-segment income and expenses	$(6,052)	$(6,236)	3%	$663	$(19,092)	> 100%
Income before income taxes	2,200	5,245	(58)%	31,844	13,288	> 100%
Income tax expense	(742)	(1,328)	44%	(8,291)	(4,222)	(96)%
Net income	$1,458	$3,917	(63)%	$23,553	$9,066	> 100%
Less: net income (loss) attributable to noncontrolling interests	(98)	62	nm	(66)	12	nm
Net income attributable to RDI common stockholders	$1,556	$3,855	(60)%	$23,619	$9,054	> 100%

Third Quarter and First Nine-Month Net Results

Net income attributable to RDI common stockholders for the quarter ended September 30, 2017 decreased by 60%, or $2.3 million, to $1.6 million and EPS decreased by $0.10 to $0.07 from the prior-year quarter, in line with the global cinema business performance, offset by increased operating income from our real estate operations.  Conversely, net income attributable to RDI common stockholders for the first nine months of the year increased by $14.6 million to $23.6 million and    EPS increased by $0.63 to $1.02 from the prior-year period due principally to the following one-off real estate transactions during the second quarter: (i) recognition of gain from the sale of our Burwood Property and (ii) receipt of insurance proceeds with respect to losses sustained by us in the Wellington earthquake.

Non-Segment General & Administrative Expenses

General and administrative expense for the quarter and nine months ended September 30, 2017 compared to the same period of the prior year decreased by 6% ($263,000) and 5% ($762,000), respectively. This decrease mainly relates to (i)  non-recurrence of professional expenses paid in 2016 in connection with the 2015 year-end audit relating to prior years’ income tax matters, and (ii) reduction in variable compensation costs (attributable to reversals of prior year incentive compensation accruals not deemed necessary).  These favorable changes were offset by higher legal expenses with respect to the Derivative Litigation, the Cotter Employment Arbitration and other Cotter litigation matters during the quarter and nine months ended September 30, 2017 which totaled $82,000 and $1.1 million, respectively.  In 2016, expense related to the defense of the Derivative Litigation was substantially reimbursed from the Company’s Directors’ and Officers’ (“D&O”) Insurance Program.

Gain on Sale of Assets

The $9.4 million capital gain recognized during the 2nd quarter of 2017 was pertaining to our full recognition of the transaction gain triggered by the additional payment from Frasers, the buyer of our Burwood property in Australia. During the 1st quarter of 2016, we also recognized a gain of $393,000 (NZ$585,000) relating to our Taupo property in New Zealand.

Gain on Insurance Recoveries

During the 2nd quarter of 2017, we recognized $9.2 million gain because of the final insurance settlement relating to the earthquake damage on our Courtenay Central parking structure (excluding business interruption insurance recoveries).

Income Tax Expense

Income tax expense for the quarter and nine months ended September 30, 2017 decreased by $586,000 and increased by $4.1 million, respectively, compared to the equivalent prior-year period.  The differences are primarily due to changes in pre-tax income, foreign tax rate differential,  changes in valuation allowance, and non-taxable income from insurance proceeds.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $12.3 million, to $418.1 million at September 30, 2017, compared to $405.8 million at December 31, 2016, primarily driven by increases in our operating and investing properties relating to capital enhancements in our existing cinemas and expenditures relating to major real estate projects, primarily (i) redevelopment of our Union Square property in New York, and (ii) expansion project in our Newmarket property in Brisbane, Australia.  These capital expenditures were funded by available cash resources and credit facilities.

Cash and cash equivalents at September 30, 2017  were  $8.9 million, including $5.5 million in the U.S., $2.3 million in Australia, and $1.1 million in New Zealand.  We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we utilize cash collected from (i) our cinema business when selling tickets and food and beverage items, and (ii) rental income typically received in advance, to reduce our long term borrowings and realize savings on interest charges.  We then settle our operating expenses generally with a lag within traditional trade terms.  This generates a temporary working capital deficit.  We review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes.  We believe the cash flow generated from our operations coupled with the proceeds on property sales and our ability to renew loans when due will provide sufficient liquidity in the upcoming year.

The table below shows the changes in our working capital position and other relevant information addressing our liquidity as of and for the nine months ended September 30, 2017 and the preceding four years:

	As of and for the 9-Months Ended	Year Ended December 31
($ in thousands)	9/30/2017	2016	2015	2014	2013
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$8,896	$19,017	$19,702	$50,248	$37,696
Unused borrowing facility	121,405	117,599	70,134	45,700	19,400
Restricted for capital projects(1)	62,505	62,024	10,263	--	--
Unrestricted capacity	58,900	55,575	59,871	45,700	19,400
Total resources at period end	130,301	136,616	89,836	95,948	57,096
Total unrestricted resources at period end	67,796	74,592	79,573	95,948	57,096
Debt-to-Equity Ratio
Total contractual facility	$272,717	$266,134	$207,075	$201,318	$187,860
Total debt (gross of deferred financing costs)	151,312	148,535	130,941	164,036	168,460
Current	8,084	567	15,000	38,104	75,538
Non-current	143,228	147,968	115,941	125,932	92,922
Total book equity	174,795	146,615	138,951	133,716	123,531
Debt-to-equity ratio	0.87	1.01	0.94	1.23	1.36
Changes in Working Capital
Working capital (deficit)	$(6,377)	$6,655	$(35,581)	$(15,119)	$(75,067)
Current ratio	0.89	1.10	0.51	0.84	0.43
Capital Expenditures (including acquisitions)	$44,531	$49,166	$53,119	$14,914	$20,082

(1) This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

Below is a summary of the available credit facilities as of September 30, 2017:

	As of September 30, 2017
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$40,500	$14,500	$--	$14,500
Bank of America Line of Credit (USA)	5,000	-	5,000	--	5,000
Union Square Construction Financing (USA)	57,500	8,000	49,500	49,500	-
NAB Corporate Term Loan (AU) (1)	52,136	38,024	14,112	--	14,112
Westpac Corporate Credit Facility (NZ) (1)	38,293	-	38,293	13,005	25,288
Total	$207,929	$86,524	$121,405	$62,505	$58,900

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of September 30, 2017.

The $62.5 million representing borrowings restricted for capital projects is composed of the $49.5 million and $13.0 million (NZ$18.0 million) unused capacity for the Union Square development and construction funding for New Zealand operations, respectively.    The Minetta & Orpheum Theatres Loan will become due within one year.  Currently, we are negotiating with our lender to renew this borrowing on a long-term basis.

Our overall global operating strategy is to conduct business mostly on a self-funding basis (except for funds used to pay an appropriate share of our U.S. corporate overhead).  However, we may decide to move funds between jurisdictions where circumstances merit such action.  For example, we took advantage of lower interest rates in Australia to fund a partial repayment of intercompany loans to in turn finance a portion of the costs of constructing our Union Square redevelopment project rather than more expensive mezzanine debt (which will yield overall notional all-in interest savings of approximately 10.0%).

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).    We have included EBITDA in this Earnings Release as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe are appropriate adjustable item, described as follows:

•

Gain on insurance recoveries – this refers to the excess of insurance proceeds over our damaged property’s book value and related demolition costs. We excluded the portion allocated to the recoupment of lost business income.  We have considered this to be an appropriate adjustment for purposes of determining Adjusted EBITDA in accordance with the 2-year SEC requirement for determining an item as non-recurring, infrequent or unusual in nature.

•

Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters –  while we started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the Company as it became necessary to defend the Company’s position in the derivative litigation and related matters and to resolve Mr. Cotter, Jr.’s claims relating to his termination. For this reason, these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

We have not made adjustments for any gains relating to property sales, including our realized gain on the Burwood property, in line with our overall business strategy that at any time, we may decide to dispose of any property when we believe that an asset has reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Nine Months Ended
	September 30	September 30,	September 30	September 30
(Dollars in thousands)	2017	2016	2017	2016
Net Income	$1,556	$3,855	$23,619	$9,054
Add: Interest expense, net	1,663	1,553	5,310	5,190
Add: Income tax expense	742	1,328	8,291	4,222
Add: Depreciation and amortization	4,137	4,131	12,124	11,766
EBITDA	$8,098	$10,867	$49,344	$30,232
Adjustments for:
Gain on insurance recoveries	--	--	(9,217)	--
Legal expenses relating to the derivative ligation, the Cotter employment arbitration and other Cotter litigation matters	82	--	1,115	--
Adjusted EBITDA	$8,180	$10,867	$41,242	$30,232

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Thursday, November 9, 2017, that will feature prepared remarks from Ellen Cotter, President & Chief Executive Officer;  Dev Ghose, Executive Vice President & Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 pm EST  on Tuesday,  November 7, 2017. The audio webcast can be accessed by visiting http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theaters operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to movie goers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast and DVD rentals and sales, and online streaming;

o	the cost and impact of improvements to our cinemas, such as improve seating, enhanced food and beverage offerings and other improvements;
o	disruptions from theater improvements; and
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations.
•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;

o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016(1)	2017	2016(1)
Revenue
Cinema	$62,059	$67,825	$196,062	$192,579
Real estate	4,028	3,490	11,892	10,443
Total revenue	66,087	71,315	207,954	203,022
Costs and expenses
Cinema	(49,591)	(52,103)	(153,512)	(148,864)
Real estate	(2,881)	(2,296)	(7,258)	(6,628)
Depreciation and amortization	(4,137)	(4,131)	(12,124)	(11,766)
General and administrative	(5,840)	(6,175)	(18,131)	(18,372)
Total costs and expenses	(62,449)	(64,705)	(191,025)	(185,630)
Operating income	3,638	6,610	16,929	17,392
Interest expense, net	(1,663)	(1,553)	(5,310)	(5,190)
Gain on sale of assets	--	--	9,417	393
Gain on insurance recoveries	--	--	9,217	--
Other income (expense)	89	(12)	937	(115)
Income before income tax expense and equity earnings of unconsolidated joint ventures	2,064	5,045	31,190	12,480
Equity earnings of unconsolidated joint ventures	136	200	654	808
Income before income taxes	2,200	5,245	31,844	13,288
Income tax expense	(742)	(1,328)	(8,291)	(4,222)
Net income	$1,458	$3,917	$23,553	$9,066
Less: net income (loss) attributable to noncontrolling interests	(98)	62	(66)	12
Net income attributable to Reading International, Inc. common shareholders	$1,556	$3,855	$23,619	$9,054
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.07	$0.17	$1.02	$0.39
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.07	$0.16	$1.01	$0.38
Weighted average number of shares outstanding–basic	22,968,017	23,334,892	23,101,619	23,334,892
Weighted average number of shares outstanding–diluted	23,212,632	23,532,796	23,346,234	23,532,796

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2017	2016(1)
ASSETS
Current Assets:
Cash and cash equivalents	$8,896	$19,017
Receivables	36,191	8,772
Inventory	1,169	1,391
Prepaid and other current assets	4,329	5,787
Land held for sale	--	37,674
Total current assets	50,585	72,641
Operating property, net	225,631	211,886
Investment and development property, net	73,751	43,687
Investment in unconsolidated joint ventures	5,339	5,071
Goodwill	20,438	19,828
Intangible assets, net	8,909	10,037
Deferred tax asset, net	28,907	28,667
Other assets	4,501	13,949
Total assets	$418,061	$405,766
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$21,030	$26,479
Film rent payable	6,390	10,528
Debt – current portion	8,084	567
Taxes payable – current	2,163	3,523
Deferred current revenue	7,635	10,758
Other current liabilities	11,660	14,131
Total current liabilities	56,962	65,986
Debt – long-term portion	111,939	115,707
Subordinated debt, net	27,501	27,340
Noncurrent tax liabilities	20,808	19,953
Other liabilities	26,056	30,165
Total liabilities	243,266	259,151
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,946,569 issued and 21,184,863 outstanding at September 30, 2017, and 32,856,267 issued and 21,497,717 outstanding at December 31, 2016	231	230
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2017 and December 31, 2016	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2017 and December 31, 2016	--	--
Additional paid-in capital	145,504	144,569
Retained earnings	25,298	1,680
Treasury shares	(22,849)	(16,374)
Accumulated other comprehensive income	22,399	12,075
Total Reading International, Inc. stockholders’ equity	170,600	142,197
Noncontrolling interests	4,195	4,418
Total stockholders’ equity	174,795	146,615
Total liabilities and stockholders’ equity	$418,061	$405,766

1 Certain prior period amounts have been reclassified to conform to the current period presentation.